FOR IMMEDIATE RELEASE

Orient Paper, Inc. Reports First Quarter 2014 Results

BAODING, Hebei, China – May 15, 2014 - Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its financial results for the first quarter ended March 31, 2014.

Financial Highlights:

US$ million	1Q 2014	YoY Change
Revenue	25.8	30.4%
Corrugating medium paper	17.1	35.6%
Offset printing paper	7.4	14.3%
Digital photo paper	1.3	85.6%
Gross profit	4.7	186.5%
Gross margin	18.1%	9.8pp
Corrugating medium paper	16.0%	7.5pp
Offset printing paper	21.4%	13.1pp
Digital photo paper	27.5%	24.2pp
Operating income	3.8	406.3%
Net income	2.5	735.9%
EBITDA	5.7	111.1%

Pp represents percentage points

Key Highlights for First Quarter 2014:

•	Significant improvement year-over-year of key financial metrics with an over sevenfold increase in net income
•	PM1 conducting test runs to prepare for trial production. Early completion of PM1 renovation is expected during the second quarter.
•	PM6 monthly annualized utilization reached 80% in March2014
•	Full year 2014 guidance unchanged

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, “Our first quarter results for 2014 has shown significant improvement on top-line and bottom-line figures. This is largely due to the normalization of operations in the period for both CMP and offset printing paper, which were affected by the county-wide environmental inspection in the first quarter of 2013.”

Mr. Liu continued, “In addition, we are pleased to report a successful ramp up of PM6 with a utilization rate of 80% for March after our seasonally slower months of January-February due to the Chinese New Year break and scheduled annual equipment maintenance. This has contributed to the increase of our CMP sales volumes in the quarter, compared to the same period a year. We have also completed PM1 installation and are currently conducting test runs to prepare for trial production before we commence actual commercial production of insulation liner paper.”

“Furthermore, we are very pleased to report that, through our continued efforts to optimize the production schedules at our digital photo paper facility since the second half of 2013, we are seeing an increase in digital photo paper production and a 76% growth in sales volumes, while minimizing disturbance to the neighboring residents,” added Mr. Liu

Financial Review:

Quarter ended March 2014 Financial Results compared with quarter ended March 2013

Changes in revenues, sales volumes, and Average Selling Prices (“ASPs”) for 1Q 2014 are presented as follows:

	Sales Volumes (Tonnes)	YOY Change	Revenue (US$ millions)	YOY Change	ASP (US$)	YOY Change
Corrugating Medium Paper	45,335	+37.1%	17.1	+35.6%	377	-1.1%
Offset Printing Paper	10,860	+14.9%	7.4	+14.3%	678	-0.4%
Digital Photo Paper	326	+76.2%	1.3	+85.6%	3,970	+5.3%

Revenue

Total Revenue in the first quarter of 2014 was $25.8 million, an increase of 30.4% from $19.7 million for the previous year.

Corrugating Medium Paper (“CMP”)

-	Revenue from CMP increased 35.6% to $17.1 million, representing a 66.4% of total revenue.
-	Volumes sold during the first quarter wereup37.1% to 45,335 tonnes. The increase is mainly due to the interruption of operation at our Xushui Paper Mill for government environment protection inspections in February and March 2013.
-	ASP dropped slightly (by 1.1%) year-over-year to $377/tonne.

Offset Printing Paper

-	Revenue from offset printing paper in the quarter increased 14.3% to $7.4 million, representing 28.6% of total revenue.
-	Volumes sold were up 14.9% to10,860 tonnes. The increase is mainly due to the interruption of operation at our Xushui Paper Mill for government environment protection inspections in February and March 2013.
-	ASP decreased 0.4% year-over-year to $678/tonne.

Digital Photo Paper

-	Revenue from digital photo paper increased 85.6% to $1.3 million, representing5.0% of total revenue.
-	Volumes sold increased 76.2% to 326 tonnes, as a result of our continued efforts to optimize the production schedules at our digital photo paper facility since the second half of 2013, while minimizing disturbance to neighboring residences.
-	ASP increased 5.3% year-over-year to $3,970/tonne.

Cost of Sales

Cost of Sales in the first quarter of 2014 was $21.1 million, up16.4%, due to declining raw material price and the increased production quantities. CMP cost per tonne decreased from $349 in the first quarter of 2013 to $317 in the first quarter of 2014.

Gross Profit

Gross profit in the first quarter of 2014 was $4.7 million, up193.7% from $1.6 million for the first quarter of 2013. We benefited from the cheaper raw material unit cost and the resulting lower unit cost of sales relative to the very slight drop in product ASPs.

Overall gross margin in the first quarter of 2014 was 18.1%, up from8.3% for the first quarter of 2013. Gross profit margins for CMP, offset printing paper and digital photo paper for the first quarter of 2014 were 16.0%, 21.4% and 27.5%, respectively, compared to 8.5%, 8.3% and 3.3% respectively in the same period last year due to the low utilization of production capacity.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $908,916 for the first quarter of 2014, compared to$887,166 for the first quarter of 2013.

Income from Operations& Operating Margin

Income from operations was $3.8 million for the first quarter of 2014, up 406.3% from$743,071 for the first quarter of 2013, primarily due to the below-normal level of production activities in the first quarter of 2013 for the government environmental inspection.

EBITDA

Excluding the impact of interest expenses, income tax expenses, depreciation and amortization, EBITDA, a non-GAAP measurement, was $5.7million, up111.1% from $2.7 million. See Note 2 hereto for a reconciliation of Net Income to EBITDA.

Net Income

Net income was $2.5 million, up 735.9% from $303,055. The increase was primarily attributable to the below-normal level of production activities in the first quarter of 2013 for the government environmental inspection. Basic and diluted earnings per share for the first quarter of 2014 were $0.14, compared to $0.02 for the corresponding period of 2013.

Cash, Liquidity and Financial Position

As of March 31, 2014, cash and cash equivalents were $5.8million, compared to $16.6 million twelve months ago.

As of March 31, 2014, we had $31.5 million of current assets and $32.2 million of current liabilities (including $2.3 million of various related party payables), resulting in a working capital deficit of$648,599. As of March 31, 2014, shareholders’ equity totaled $162.2 million, compared to $161.1 million at the end of 2013.

Operations and Business Updates

PM1 Modernization Plan

We have completed the installation of the new PM1 and are now conducting test runs to prepare for trial production of insulation liner paper. As announced earlier, Orient Paper has voluntarily shut down PM1 as part of its facility upgrade plan. The modernization plan is to convert PM1 into a more energy-efficient production line, producing insulation liner paper, which is used to sandwich certain insulation materials as a construction material for wall and floor insulation. Revenue contribution from PM1 when operation commences is expected to be in the range of between $7 million to $9 million for 2014.

Tissue Paper Expansion (PM8 and PM9)

Building of the factory and other infrastructures for the tissue paper production facilities located in the Wei County Industrial Park in Hebei Province is largely completed while installation of PM8, the first 15,000 tonnes-per-year production line is underway with expected completion on or before the end of the second half of 2014.

The Company has also started planning for the installation of PM9, the second 15,000 tonnes-per-year tissue paper production line. If cash flow permits, installation could start by the end of the year, with a target to roll out production by the second half of 2015.

Outlook

Industry analysts expect market demand to remain around the same pace as the last quarter, while continued action by the government to eliminate outdated capacity would help to curb surplus capacity in certain sectors in the paper industry. Raw material prices for domestically sourced recycled paper may remain lower but may show some volatility going forward, as paper mills in China attempt to reduce the imported OCC and take advantage of the domestic recycled paper.

Looking ahead, the Company intends to maintain strong operating cash flows, look for opportunities to restructure its short term liabilities, and to best utilize its available cash to support our investments and expansion. We plan to achieve this in the remaining quarters of the year by executing our business strategy. This includes the ramp up of PM6, commencing commercial production of the renovated PM1 and ramping up production thereafter. At the same time, we believe our future growth lies very much in our tissue business expansion and we would strive to complete the installation and launch of PM8 by the end of the year within our available resources.

2014 Guidance

The Company is maintaining its full year guidance for 2014, with revenue ranging between $146 million and $161 million, gross profit to be between $27 million and $30million, net income to be between $15million and $17million, and basic and diluted earnings per share between $0.81and $0.90.

Conference Call

Orient Paper’s management will host a conference call for institutional and retail investors at 8:30 am US Eastern Time (5:30 am US Pacific Time/8:30 pm Beijing Time) on Friday, May 16, 2014, to discuss its quarterly results and recent business, operational and corporate activities.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time:

China:	400-120-0654
Hong Kong:	800-903-737
United States:	1-855-500-8701
International:	+65-6723-9385
Passcode:	32473080

A replay of this conference call will be available by dialing:

China:	400-632-2162 / 800-870-0205
Hong Kong:	800-963-117
United States:	1-855-452-5696
International:	+61-2-9003-4211
Passcode:	32473080

The replay will be archived for fifteen days following the earnings announcement until May 31, 2014.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay will be archived for one year shortly after the call by accessing the same link.

About Orient Paper, Inc.

Orient Paper, Inc. (“Orient Paper”) is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three types of paper products namely, packaging paper (corrugating medium paper), offset printing paper, and other paper products, including digital photo paper, and household/tissue paper that the company is currently expanding into.

With production operations based in Baoding in North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings, Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, ONP has been listed on the NYSE MKT Board since December 2009. (Please visit http://www.orientpaperinc.com.)

Note 1: Production Facilities of Orient Paper

PM#	Paper Product	Designed Capacity (tonnes/year)	Location
PM1*	Insulation liner paper	50,000	Xushui County, Baoding city, Hebei province
PM2	Offset printing paper	50,000
PM3	Offset printing paper	40,000
PM4	Digital photo paper	2,500	ONP’s Headquarters Compound
PM5	Digital photo paper	2,500**
PM6	Corrugating medium paper	360,000	Xushui County, Baoding city, Hebei province
PM7*	Specialty paper	10,000
PM8*	Tissue paper	15,000	Economic Development Zone in Wei County, Hebei Province
PM9*	Tissue paper	15,000

*: Paper machines under renovation or under construction, or in the planning stage.

**: PM4 and PM5 have a total coating capacity of 2,500 tonnes per year.

Note 2:

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

(in millions)	For the Three Months Ended March 31
	2014	2013
Net income	$2.5	0.3
Add: Income tax	1.0	0.2
Add: Net interest expense	0.3	0.2
Add: Depreciation and amortization	1.9	1.9
EBITDA	$5.7	2.7

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of tissue paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For investor and media inquiries, please contact:

Investor and Media Contacts:

Orient Paper, Inc.

T: 1-562-818-3817

E: ir@orientpaperinc.com

FleishmanHillard

T: +852-2530-0228

E: ir@orientpaperinc.com

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THETHREE MONTHS ENDED

MARCH 31, 2014 AND 2013

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013

Revenues	$25,753,864	$19,746,656

Cost of Sales	(21,083,028)	(18,116,419)

Gross Profit	4,670,836	1,630,237

Selling, general and administrative expenses	(908,916)	(887,166)

Income from Operations	3,761,920	743,071

Other Income (Expense):
Interest income	5,397	18,993
Interest expense	(275,292)	(226,325)

Income before Income Taxes	3,492,025	535,739

Provision for Income Taxes	(958,731)	(232,684)

Net Income	2,533,294	303,055

Other Comprehensive Income:

Foreign currency translation adjustment	(1,375,490)	963,574

Total Comprehensive Income	$1,157,804	$1,266,629

Earnings Per Share:

Basic and Fully Diluted Earnings per Share	$0.14	$0.02
Weighted Average Number of Shares
Outstanding – Basic and Fully Diluted	18,753,900	18,459,775

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2014 AND DECEMBER 31, 2013

(Unaudited)

	March 31,	December 31,
	2014	2013
ASSETS

Current Assets
Cash and cash equivalents	$5,840,226	$3,131,163
Restricted cash	4,494,418	2,454,108
Accounts receivable (net of allowance for doubtful accounts of $59,435 and $67,592 as of March 31, 2014 and December 31, 2013, respectively)	2,912,313	3,327,494
Inventories	12,894,835	11,428,405
Prepayments and other current assets	876,768	1,068,031
Assets held for sale	4,096,411	4,130,590
Deferred tax assets – current	410,115	413,537

Total current assets	31,525,086	25,953,328

Prepayment on property, plant and equipment	1,479,751	1,492,098
Property, plant, and equipment, net	177,961,502	178,535,259
Recoverable VAT	3,129,650	3,277,188
Deferred tax asset – non-current	103,806	268,329

Total Assets	$214,199,795	$209,526,202

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$6,490,135	$6,544,288
Current portion of long-term loan from credit union	1,646,872	1,660,613
Current obligations under capital lease	8,193,163	8,264,795
Accounts payable	964,263	926,571
Notes payable	9,086,189	4,908,216
Security deposit from a related party	1,622,534	1,636,072
Due to a related party	104,576	64,546
Accrued payroll and employee benefits	432,920	498,010
Other payables and accrued liabilities	1,730,466	2,651,472
Income taxes payables	1,902,567	1,218,140

Total current liabilities	32,173,685	28,372,723

Loan from credit union	4,218,588	4,253,788
Loan from a related party	2,369,859	2,389,633
Deferred gain on sale-leaseback	1,035,603	1,160,271
Long-term obligations under capital lease	12,191,108	12,296,639

Total liabilities	51,988,843	48,473,054

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 18,753,900 and 18,753,900 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	18,754	18,754
Additional paid-in capital	46,909,543	46,909,543
Statutory earnings reserve	6,038,406	6,038,406
Accumulated other comprehensive income	15,770,818	17,146,308
Retained earnings	93,473,431	90,940,137

Total stockholders’ equity	162,210,952	161,053,148

Total Liabilities and Stockholders’ Equity	$214,199,795	$209,526,202

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013

(Unaudited)

	Three Months Ended
	March31,
	2014	2013

Cash Flows from Operating Activities:
Net income	$2,533,294	$303,055
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,938,794	1,932,853
Recovery from bad debts	(7,654)	(9,285)
Deferred tax	163,509	50,058
Changes in operating assets and liabilities:
Accounts receivable	398,185	463,799
Prepayments and other current assets	305,382	1,012,752
Inventories	(1,572,609)	669,641
Accounts payable	45,697	321,979
Notes payable	4,249,964	(557,600)
Accrued payroll and employee benefits	(61,855)	(88,404)
Other payables and accrued liabilities	(866,457)	113,080
Income taxes payable	699,672	161,728

Net Cash Provided by Operating Activities	7,825,922	4,373,656

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(4,703)	(2,888)
Payment for construction in progress	(2,960,341)	(1,319,122)

Net Cash Used in Investing Activities	(2,965,044)	(1,322,010)

Cash Flows from Financing Activities:
Proceeds from related party loans	123,500	358,197
Repayment of related party loans	(123,500)	(358,197)
Payment of capital lease obligation	(6,039)	-
(Increase) Decrease in restricted cash	(2,075,943)	278,800

Net Cash (Used in)Provided by Financing Activities	(2,081,982)	278,800

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(69,833)	99,254

Net Increase in Cash and Cash Equivalents	2,709,063	3,429,700

Cash and Cash Equivalents - Beginning of Period	3,131,163	13,140,288

Cash and Cash Equivalents - End of Period	$5,840,226	$16,569,988

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$111,290	$62,833
Cash paid for income taxes	$95,550	$20,899

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